Registration No. 333-___

As filed with the Securities and Exchange Commission on September 6, 2005

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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

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KELLWOOD COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	36-2472410
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

600 Kellwood Parkway

P.O. Box 14374

St. Louis, Missouri 63178

(Address of Principal Executive Offices)

KELLWOOD COMPANY LONG-TERM INCENTIVE PLAN OF 2005

KELLWOOD COMPANY 2005 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plans)

Thomas H. Pollihan	Copy to:
Executive Vice President, Secretary and General Counsel	Robert A. Schreck, Jr. P.C.
600 Kellwood Parkway	McDermott Will & Emery LLP
P.O. Box 14374	227 West Monroe Street
St. Louis, Missouri 63178	Chicago, Illinois 60606

(Name and address of agent for service)

(314) 576-3100

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share, including Preferred Stock Purchase Rights(3)	1,466,987 Shares	$24.13	$35,398,397	$4,167

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement also covers an indeterminate amount of shares which may be issued if the anti-dilution and adjustment provisions of the plans become operative.

(2)

Pursuant to Rule 457(h), estimated solely for the purpose of computing the registration fee, based upon $24.13 per share, which is the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange on August 31, 2005.

(3)	Prior to the occurrence of certain events, the Preferred Stock Purchase Rights will not be traded separately from the Common Stock.

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PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed in this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2005 filed with the Commission pursuant to the Exchange Act;

(c) The Registrant’s Current Reports on Form 8-K filed with the Commission on March 14, 2005, March 15, 2005, June 3, 2005 (relating to stockholder approval of two option plans and the election of certain new officers), July 27, 2005 (excluding any information furnished and not filed with the Commission) and September 6, 2005; and

(d) The description of the Registrant’s Common Stock is contained in the Registrant’s Registration Statement filed pursuant to Section 12 of the Exchange Act, and is incorporated in this Registration Statement by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or derived an improper personal benefit. The Registrant’s Restated Certificate of Incorporation, as amended, contains a provision which eliminates directors’ personal liability as set forth above.

Section 145 of the Delaware General Corporation Law gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be indemnified; and authorizes Delaware corporations to buy directors’ and officers’ liability insurance. Indemnification provided under Section 145 is not exclusive of any other right to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or otherwise.

The Registrant’s Restated Certificate of Incorporation, as amended, provides for indemnification to the fullest extent expressly authorized by Section 145 of the Delaware General Corporation Law for its directors, officers and employees and also to persons who are serving at its request as directors, officers or employees of other corporations (including subsidiaries). This right of indemnification is not exclusive of any other right which any person may acquire under any statute, bylaw, agreement, contract, vote of stockholders or otherwise.

The Registrant has purchased liability policies which indemnify its directors and officers against loss arising from claims by reason of their legal liability for acts as officers, subject to limitations and conditions as set forth in the policies.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the Exhibit Index.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 6th day of September, 2005.

KELLWOOD COMPANY

By:	/s/ Thomas H. Pollihan

Thomas H. Pollihan

Executive Vice President, Secretary and General Counsel

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, Hal J. Upbin, W. Lee Capps, III and Thomas H. Pollihan, and each of them, his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 6, 2005.

Signature	Title

/s/ Hal J. Upbin Hal J. Upbin	Director and Chairman of the Board
/s/ Robert C. Skinner, Jr. Robert C. Skinner, Jr.	Director, President and Chief Executive Officer
/s/ W. Lee Capps, III W. Lee Capps, III	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)
/s/ Gregory W. Kleffner Gregory W. Kleffner	Vice President Finance and Controller (Principal Accounting Officer)
/s/ Robert J. Baer Robert J. Baer	Director
/s/ Martin Bloom Martin Bloom	Director
/s/ Kitty G. Dickerson Kitty G. Dickerson	Director
/s/ Jerry M. Hunter Jerry M. Hunter	Director
/s/ Larry R. Katzen Larry R. Katzen	Director
/s/ Janice E. Page Janice E. Page	Director
/s/ Harvey A. Weinberg Harvey A. Weinberg	Director

KELLWOOD COMPANY

EXHIBIT INDEX

TO

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Kellwood Company (incorporated herein by reference to Exhibit 3.1 of Kellwood Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 1987).

4.2	Bylaws of the Company, as amended (incorporated herein by reference to Exhibit 3.2 of Kellwood Company’s Quarterly Report on Form 10-Q for the quarter ended May 1, 2004).

4.3

Rights to Acquire Series A Junior Preferred Stock, pursuant to a Rights Agreement between the registrant and Centerre Trust Company of St. Louis, incorporated herein by reference to Registration Statement on Form 8-A, effective June 24, 1986 and Amendment dated August 21, 1990, incorporated herein by reference to Form 10-Q for the quarter ended October 31, 1990, and Amendment dated May 31, 1996 incorporated herein by reference to Form 8-A/A effective June 3, 1996, SEC File No. 1-7340, and Amendment dated November 21, 2000 incorporated herein by reference to Form 10-K for the fiscal year ended February 3, 2001, SEC File No. 1-7340.

5.1	Opinion (including consent) of McDermott Will & Emery LLP as to the legality of the securities to be issued.

23.1	Consent of PricewaterhouseCoopers LLP.

99.1	Kellwood Company Long-Term Incentive Plan of 2005 (incorporated herein by reference to Kellwood Company’s Definitive Proxy Statement dated April 22, 2005, File No. 001-07340).

99.2	Kellwood Company 2005 Stock Plan for Non-Employee Directors (incorporated herein by reference to Kellwood Company’s Definitive Proxy Statement dated April 22, 2005, File No. 001-07340).